Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) by and between Merisant Company 2 Sàrl, a Swiss company (“Merisant”) and Whole Earth Brands, Inc., a U.S. corporation (“WEB”), on the one hand, and Albert Manzone, a resident of Dorfstrasse 3, Ch-8802 Kilchberg (“Executive”), on the other hand, is effective as of the date of the last signature below. As used in this Agreement, the term “Company” means Merisant when referencing Executive’s employer and WEB and its subsidiaries and affiliates in all other contexts.

WHEREAS, Executive is currently employed by Merisant pursuant to a written offer letter between Merisant and Executive dated January 25, 2016, which was amended on July 1, 2017; November 4, 2018; June 10, 2019; July 23, 2019; September 9, 2019; and February 11, 2020 (the “Swiss Employment Contract”);

WHEREAS, Executive currently serves as the Chief Executive Officer and as a member of the Board of Directors of WEB (the “Board”) and as a chairman of the management of Merisant;

WHEREAS, Company has determined to terminate Executive’s employment with Company, and Executive and Company desire to enter into this agreement to resolve any issues between them arising from Executive’s employment and the termination of Executive’s employment and to continue Executive’s employment with Company through February 28, 2023 (the “Separation Date”), subject to earlier termination as provided below;

WHEREAS, the Parties wish to enter into this Agreement and, following the Separation Date, the Final Release attached hereto as Exhibit A (the “Final Release”), to set forth the terms and conditions of Executive’s continued employment through the Separation Date and the Parties’ obligations following the Separation Date.

NOW, THEREFORE, in consideration of the agreements, covenants, promises and releases contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Termination. As of January 1, 2023 (the “ Termination Date”), Executive is not to hold himself out as an officer, employee, agent, director, or authorized representative, or negotiate or enter into any agreements on behalf of, the Company or otherwise attempt to bind the Company, unless as instructed in writing to do so by the Executive Chairman of the Board or except as provided for in connection with the Transition Assistance (defined in Section 2 below). Until February 28, 2023, when interviewing for new positions, Executive may hold himself out to prospective employers as a "Transitioning Chief Executive Officer". By Executive’s signature below, Executive agrees that on the Termination Date and without any further action or notice on Executive’s part, Executive will be considered to have been terminated from Executive’s position as Chief Executive Officer of WEB and resigned from any and all other positions as an officer, director or similar positions of the Company. Notwithstanding the foregoing resignation, Executive is not resigning as an officer or director of the Company that are required by regulation to provide notice or obtain approval prior to any director and/or officer resignation, or that have other legal requirements with respect to resignation and replacement of officers and/or directors, and Executive agrees to execute such other documents to effectuate resignations from any such officer and/or director position as the Company may request; provided, however, that the Company shall continue to indemnify Executive and provide D&O insurance to Executive for all acts through the Separation Date. For the avoidance of doubt, the D&O insurance continues to cover Executive for acts prior to the Separation Date even if a claim is raised after the Separation Date.

2.	Transition Period. During the period beginning on the Termination Date and ending on the Separation Date (except as noted below), Executives agrees to make himself available and assist the Company with all reasonable requests with respect to the business of the Company, including (i) closing the Company’s 2022 fiscal year (“FY2022”), (ii) signing the Company’s 10-K and other documents required under U.S. securities laws in connection with FY2022 as CEO with respect to such period (which action(s) may need to occur during the Transition Period), (iii) assisting with the Company’s budgeting process; and (iv) the transition of the Executive’s successor as Chief Executive Officer. During the period beginning on the Separation Date and September 1, 2023 (such period, the “Transition Period”), Executive agrees to provide such assistance as may reasonably be required for the transition to others of matters previously within Executive’s responsibilities and provide such other information as may be requested from time-to-time by the Executive Chairman of the Board or his designee (the “Transition Assistance”). Executive will be paid his base salary as in effect as of the Termination Date through the Separation Date. Executive agrees that, following the Separation Date, no additional compensation shall be payable to Executive with respect to Executive’s provision of the Transition Assistance. For any activities from March 1, 2023, the Company agrees that it is not anticipated that they will request Executive to be available more than 30 hours per month.

3.	Separation. Effective as of the Separation Date, Executive’s employment relationship with Company will automatically and immediately terminate. Except as set forth below, all Company benefits will terminate automatically upon the Separation Date (including, for the avoidance of doubt, pension benefits). Company will pay to Executive all earned and unpaid salary and/or wages and all accrued and unpaid vacation pay (the amount of such vacation pay through December 31, 2022 to be confirmed by the Company’s Chief Human Resource Officer within five (5) days of the date hereof) in the next regularly scheduled payroll cycle following his last day of employment with Company (or sooner to the extent legally required). The Company shall issue a reference letter in accordance with Article 330a Swiss Code of Obligation with language to be mutually agreed by the Parties.

4.	Severance Benefits. Subject to Executive’s full and timely compliance with the Severance Conditions as defined and set forth in Section 6 below and all other terms and conditions of this Agreement, Company shall pay or otherwise provide to Executive the severance benefits set forth in this Section 4 (collectively, the “Severance Benefits”).

a.	Company shall make the following cash payments to Executive (collectively, the “Cash Payments”):

i.	a cash payment in the amount of CHF 282,800, which is an amount equal to 50% of base salary previously set for Executive for Company’s fiscal year 2022, payable in monthly installments through the Merisant regular payroll over a 6-month period. In the event Executive starts a new position or a gainful activity within the 6-month period following the Separation Date or fails to provide the Transition Assistance to the Board’s satisfaction, payout of any remaining installments shall cease on the day the Executive starts its new activity or upon the Board’s determination that the Transition Assistance is unsatisfactory;

ii.	a cash payout for Company’s fiscal year 2022 bonus award under Company’s annual cash incentive bonus program (which award, for sake of clarity, has a payout amount of up to CHF 565,600), as determined by and in the sole discretion of the Board, which amount, if any, shall be paid at the same time as other Company executives receive annual cash incentive bonus payments;

With regard to any Cash Payment that is calculated or otherwise expressed in a currency other than Swiss francs, such Cash Payment shall be paid to Executive in Swiss francs, using the currency conversion process and methodology customarily used by Company’s Human Resources in connection with similar payments. Except as provided otherwise above, all Cash Payments will commence within four weeks following the Separation Date, subject to Executive’s satisfaction of the Severance Conditions (except that if an earlier payment date is required by applicable law for any Cash Payment, such Cash Payment shall be paid on or before the payment date required by applicable law).

b.	Equity Acceleration. Company shall accelerate the vesting of 137,463 time-based WEB restricted stock units (“WEB RSUs”) held by Executive so that such WEB RSUs will be fully vested as of the Separation Date (or the first such date thereafter as is administratively feasible) and shall be settled under the terms of the applicable grant agreements. In addition, the Company shall waive the continuous service requirement through the performance period for a pro rata number of the outstanding performance-based restricted stock units (“WEB PSUs”) which shall become vested and earned, if at all, based on the actual performance through the end of each WEB PSU award agreement’s applicable performance period as follows:

Grant Date	Pro Rata Number of WEB PSUs Subject to Performance Vesting
March 18, 2021	48,416
March 24, 2022	36,853

WEB PSUs shall be settled, if at all, at the same time WEB PSUs are settled for other WEB PSU award holders following the end of the applicable performance period and subject to the terms of the applicable grant agreement.

For the avoidance of doubt, Executive shall not be entitled to WEB RSUs or WEB PSUs, if any, except as set forth herein.

c.	Car Allowance. Through the Separation Date, the Executive shall receive continuing monthly payments in respect of Executive’s car allowance. As of the Separation Date, Executive shall (i) pay the Company monthly an amount equivalent to the leasing cost (and ancillary costs) to the Company until expiry of the relevant lease of the subject vehicle (which debt may be settled by set-off) or (ii) assume the lease of the subject vehicle in lieu of continuing monthly payments in respect of Executive’s car allowance following the Separation Date.

d.	The Severance Benefits will be paid or otherwise provided net of all applicable tax and social security withholdings. In particular, Executive acknowledges and agrees that the Cash Payments will be reduced by and paid net of all tax and social security withholdings applicable to such Cash Payments and the Car Allowance (collectively, the “Severance-Related Withholdings”). In case of an underwithholding or where withholding is not practicable, the Executive will reimburse the Company for the employee's share of social security contributions and withholding tax. The WEB RSUs and WEB PSUs will be subject to applicable tax and social security withholdings pursuant to the terms of the applicable grant agreements.

5.	Continuing Obligations. Executive acknowledges and agrees that Executive’s obligations contained in his Swiss Employment Contract, including those related to confidentiality and non-competition, each remain in full force and effect (collectively, referred to herein as the “Restrictive Covenants”). The terms of this Agreement are in addition to and do not supersede the Restrictive Covenants.

6.	Severance Conditions. Executive acknowledges and agrees that the Severance Benefits are in addition to any other compensation to which Executive would be entitled absent his execution of this Agreement and the Final Release and that absent signing and not revoking this Agreement and the Final Release, Employee will not be eligible for, nor shall Employee have a right to receive, any Severance Benefits other than accrued but unpaid salary and employee benefits through the Separation Date (which Final Release, for avoidance of doubt, shall supplement and is in addition to the general release of claims set forth in Section 10 below) (collectively, the “Severance Conditions”). Executive’s strict compliance with the Severance Conditions is essential to this Agreement.

7.	Termination of Prior Agreements; Exclusion of Extension Periods. This Separation Agreement supersedes and replaces all prior agreements between Executive and Company relating to the rights and obligations of the parties in connection with or in any way relating to Executive’s employment with Company and/or the termination of Executive’s employment, including, without limitation, the Swiss Employment Contract, which agreement shall have no further or continuing force or effect. Without limiting the preceding sentence, Executive acknowledges and agrees that he is not entitled to any severance, payments or other benefits relating to or arising from the termination of his employment. Executive knowingly and voluntarily agrees that the termination date of his employment with Company shall be the Separation Date and he hereby waives and disclaims any right, claim and/or entitlement to any additional notice period, whether arising under contract, applicable law or otherwise. Any extension of the notice period or the end date of employment due to sickness, accident, military service or any other reason listed in art. 336c of the Swiss Code of Obligations is expressly excluded.

8.	Certain Acknowledgements. Executive acknowledges and agrees that, owing to his separation from employment with Company as of the Separation Date and except only to the extent expressly included in the Severance Benefits, (i) all of Executive’s rights to participate in and receive payouts under any Company benefits (whether providing for annual or multi-year awards or otherwise) will terminate effective on the Separation Date, and accordingly he will not be eligible to receive a payout under any such plan for Company’s 2023 fiscal year, or for any subsequent fiscal year; (ii) all unvested WEB RSUs (after acceleration as provided in Section 4) held by Executive on the Separation Date will be forfeited in accordance with their terms. Executive further acknowledges that except for the WEB RSUs and WEB PSUs awarded to him by Company and reflected in Executive’s Company-related electronic stock plan account, he holds no other options or rights to purchase or otherwise acquire WEB Common Stock from the Company. By the Separation Date, the Company will provide Executive information on insurance matters for departing employees, including information on end of insurance cover under the Company's collective accident insurance policy and, as the case may be, daily sickness allowance insurance, and any right of transfer to an individual accident and/or daily sickness allowance insurance and the applicable time limits.

9.	Return of Company Property. Executive agrees and warrants that on or before the Separation Date, or earlier at Company’s direction, Executive will return to Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned or Company-leased property in his possession or control and will leave intact all electronic Company documents, records and files, including but not limited to those that Executive developed or helped to develop during his employment with Company. Executive further agrees that any retention right is excluded. Executive further agrees and warrants that on or before the Separation Date, he will have cancelled all accounts for his benefit, if any, in Company’s name, including but not limited to, credit cards, cellular phone and/or computer accounts. In addition, Executive agrees and warrants that on or before the Separation Date, Executive will have transferred to Company all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that Executive opened and/or maintained in his own name, but on behalf of or for the benefit of Company, during the course of his employment and not to access or do anything that may directly or indirectly inhibit or prevent Company from accessing any and all of the accounts, social media accounts, subscriptions and registrations. Executive agrees that, in the event that any such transfers have not been fully effected as of the Separation Date, Executive will execute such instruments and other documents and take such other steps as Company may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.

10.	General Release and Waiver of All Claims. In consideration of the compensation and other benefits provided for in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive herewith waives any and all claims and rights of action (whether under statute, contract, common law or otherwise) that the Executive has or might have in connection with his employment and its termination (including, but not limited to, claims for or in relation to salary, bonus or other remuneration, contractual or statutory overtime, work on Sundays, on public holidays and at night, vacation, expenses, severance and termination) or any other matter against Company and all of its subsidiaries and affiliates and/or Company’s shareholders, whether direct or indirect, its joint venturers (including their respective directors, officers, employees, shareholders, partners and agents, past, present and future) and each of its and their respective successors and assigns (the “Company Releasees”). However, except where otherwise prohibited by law, the consideration provided to Executive in this Agreement shall be the sole relief provided to him for the claims that are released by him, and he will not be entitled to recover, and agrees to waive any monetary benefits or recovery against, the Company Releasees in connection with any such claim, charge or proceeding (excluding an SEC monetary award) without regard to who has brought such claim or charge. Further, this Agreement shall not apply to rights or claims that may arise after the effective date of this Agreement.

11.	Non-Disparagement. To the extent permitted by law, Executive understands and agrees that as a condition of his receipt of the compensation and other benefits provided to Executive under this Agreement, he shall not make any false, disparaging or derogatory statement to any person or entity, including any media outlet, regarding Company or any of its directors, officers, employees, agents or representatives or about Company’s business affairs or financial condition. For the avoidance of doubt, this Section 11 applies to any statement that has or reasonably could be expected to have an adverse effect on Company’s business, reputation, or share price. The Company shall not and shall undertake best effort to ensure that any present or former parent corporation, affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, successors and assigns and the current and former employees, officers, directors, representatives and agents thereof shall not, in each case, disparage Executive in any manner likely to be harmful to his business reputation or personal reputation.

12.	Cooperation. For a period of one (1) year following the Separation Date, Executive agrees that he will reasonably cooperate with Company and its counsel, at Company’s expense, in connection with any investigation, administrative proceeding or litigation conducted or defended by Company. Executive agrees that, in the event that he is subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to his employment with Company, Executive will give prompt notice of such request to Company’s Vice President, General Counsel & Secretary and will make no disclosure until Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

13.	Coordination of Communications. Company and Executive agree any communications, and in particular any SEC filing, and statement indicating that Executive will be transitioning out of the role as CEO by Termination Date will be jointly agreed. It is anticipated that any SEC communication will be released pre-NASDAQ market open on Monday, December 12, 2022.

14.	Reference Letter. Company shall issue a reference letter according to article 330a Swiss Code of Obligation whereby its language to be mutually agreed by the Company and Executive.

15.	Confidentiality. Executive understands and agrees that, to fullest extent permitted by applicable law, the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as strictly confidential by Executive and his agents and representatives and shall not be disclosed except to his immediate family, financial advisors, accountants, taxing authorities, unemployment office, mortgage lenders/bank personnel and/or attorney provided that their disclosure would be imputed on the Executive, and to the extent required by federal or state law, including a subpoena, or as otherwise agreed to in writing by Company.

16.	DTSA Notice. Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

17.	Nature of Agreement. Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission by Company of liability or wrongdoing of any kind on its part.

18.	Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

19.	No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.	Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided, however, that if the Executive’s waiver and release under Section 10 were held to be illegal or invalid, the Executive shall not be entitled to any payments in excess of his statutory entitlements and he shall promptly restitute to the Company the value of any payment or benefit received beyond his statutory entitlements.

21.	Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that Executive fully understand the meaning and intent of this agreement. Executive affirms that he has had the opportunity to fully discuss and review the terms of this Agreement with legal counsel of his own choosing and that he availed himself of this opportunity to the full extent that he desired to do so.

22.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

23.	Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and, without limiting and in addition to Section 5 above, supersedes all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, any such negotiations, agreements, commitments or writings relating to severance or other potential payments or benefits to Executive in the event of the termination of his employment with Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement under seal effective as of the date of the last signature below.

WEB

By:	/s/ Irwin Simon	/s/ Albert Manzone
Name:	Irwin Simon	Albert Manzone
Title:	Executive Chairman of the Board of Directors

Date: December 11, 2022		Date: December 11, 2022

Merisant Company 2 Sàrl:

By:	/s/ Ira Schlussel
Name:	Ira Schlussel
Title:	Vice President, General Counsel & Secretary

Date: December 11, 2022

Company Contact Person:

Ira W. Schlussel

Vice President, General Counsel & Secretary

Exhibit A

GENERAL RELEASE OF CLAIMS and CERTIFICATION

The undersigned, Albert Manzone (the “Executive”), agrees for good and valuable consideration, hereby waives any and all legal, equitable or other claims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, judgments, findings, controversies, disputes, or past, present and future duties, responsibilities, obligations, or suits at law and/or equity of whatsoever kind, from the beginning of the world to the date hereof, including, without limitation, any and all actions, causes of action, claims, counterclaims, third party claims, and claims under any and all federal, state, local and/or municipality statutes, laws and/or regulations and any ordinance and/or common law pertaining to employment or otherwise and any and all other claims which have been or which could have been asserted against any party in any forum, in each case to the maximum extent permitted by applicable law against WEB and/or any of its affiliated companies, including Merisant (together all referred to as the “Company”) and/or any and all the Company’s past, present and future directors, officers, employees, agents or representatives, assigns and successors in any jurisdiction in the world (collectively “Releasees”).

By signing this Agreement, Executive acknowledges and agrees that Executive knowingly and voluntarily fully releases and forever discharges Releasees of and from all claims, demands and liability of any kind arising under any statute, law or ordinance, including, without limitation, Swiss employment law, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Americans with Disabilities Act, any state Human Rights Act, or any facts or claims arising under the Age Discrimination in Employment Act (“ADEA”), in each case to the maximum extent permitted by applicable law. This release is intended to cover all actions, causes of action, claims and demands for damages, loss or injury arising from the beginning of time until the date of this Agreement, whether presently known or unknown to Executive. However, Executive does not waive Executive’s rights to claims which may arise after this Agreement becomes effective.

In addition, Executive is hereby advised to consult with an attorney prior to executing this Agreement. Executive agrees that Executive has been given a reasonable time in which to consider the Agreement and seek such consultation. Executive further warrants that Executive has consulted with knowledgeable persons concerning the effect of this Agreement and all rights which Executive might have under any and all state and federal laws relating to employment and employment discrimination and otherwise. Executive fully understands these rights and that by signing this Agreement Executive forfeits all rights to sue Releasees for matters relating to or arising out of employment, separation, or otherwise.

In accordance with provisions of the ADEA, as amended, 29 U.S.C. §601-634, Executive is hereby provided a period of twenty-one (21) days from the date Executive receives this Agreement to review the waiver of rights under the ADEA and sign this Agreement (and any changes made to this Agreement by the parties during such 21-day period shall not restart the 21-day period). Furthermore, Executive has seven (7) days after the date Executive signs the Agreement (“Revocation Period”) to revoke Executive’s consent. This Agreement shall not become effective or enforceable until the Revocation Period has expired. If Executive does not deliver a written revocation to the General Counsel before the Revocation Period expires, this Agreement will become effective.

Notwithstanding anything in the Agreement to the contrary, releases contained in this Agreement shall not apply to (i) any rights or claims under the Agreement or that may arise as a result of events occurring after the date this Agreement is executed, (ii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (iv) any rights or claims for vested benefits under any Company pension benefit plan or welfare benefit plan in which Executive and Executive’s dependents participate, (v) any rights or claims that cannot be released as a matter of law (including without limitation any right to workers’ compensation or unemployment insurance benefits), and/or (vi) any rights as a holder of equity securities of the Company.

The undersigned, Albert Manzone, also confirms that he has fully complied with all his obligations under the Agreement and that he has, in particular, returned all company property and transferred all accounts, subscriptions and/or registrations to the Company.

/s/ Albert Manzone
Date: December 11, 2022	Albert Manzone

10